Exhibit 99.2

FISCAL 2022 THIRD QUARTER CONFERENCE CALL TRANSCRIPT

May 3, 2022 / 08:00 AM EST

On May 3, 2022, Premier, Inc. hosted a conference call to discuss financial results for the fiscal 2022 third quarter, ended March 31, 2021. The following transcript is an interpretation of the statements made on the call. The actual conference call may have differed slightly.

CORPORATE PARTICIPANTS

Angeline C. McCabe Premier, Inc. – VP of IR

Michael J. Alkire Premier, Inc. – President and CEO

Craig S. McKasson Premier, Inc. – CFO, CAO, Senior VP & Treasurer

CONFERENCE CALL PARTICIPANTS

Albert J. William Rice Crédit Suisse AG - Analyst

Eric R. Percher Nephron Research LLC - Analyst

Jack Dawson Wallace Guggenheim Securities, LLC - Analyst

Jessica Elizabeth Tassan Piper Sandler & Co. - Analyst

Michael Aaron Cherny BofA Securities - Analyst

Richard Collamer Close Canaccord Genuity Corp. - Analyst

Stephanie July Davis SVB Leerink LLC - Analyst

Steven James Valiquette Barclays Bank PLC – Analyst

P R E S E N T A T I O N

Operator

Hello, and welcome to the Premier Inc. Fiscal 2022 Third Quarter Results and Conference Call.

[Operator Instructions]

Please note, today’s event is being recorded.

And now I’d like to turn the conference over to Angie McCabe. Ms. McCabe, please go ahead.

PREMIER, INC.

Fiscal 2022 Third Quarter Conference Call Transcript

Angeline C. McCabe

Vice President, Investor Relations, Premier, Inc.

Thank you, and welcome to Premier’s Fiscal 2022 Third Quarter Call. Our speakers this morning are Mike Alkire, Premier’s President and CEO; and Craig McKasson, our Chief Administrative and Financial Officer.

Before we get started, I would like to remind you that our earnings release and the supplemental slides accompanying this conference call are available in the Investor Relations section of our website at investors.premierinc.com.

Our remarks today contain certain forward-looking statements, and actual results could differ materially from those discussed today. These forward-looking statements speak only as of today, and we undertake no obligation to update them. Factors that might affect future results are discussed in our filings with the SEC, including our most recent Form 10-K and our Form 10-Q for the quarter, which we expect to file soon. We encourage you to review these filings, including our detailed Safe Harbor and Risk Factor disclosures.

Also, where appropriate, we refer to “adjusted” or other non-GAAP financial measures, such as “free cash flow,” to evaluate our business. Reconciliations of non-GAAP financial measures to GAAP financial measures are included in our earnings release, in the appendix of the supplemental slides accompanying this presentation, and in our earnings Form 8-K, which we expect to furnish to the SEC soon.

I will now turn the call over to Mike Alkire. Mike?

Michael J. Alkire

President, Chief Executive Officer & Director, Premier, Inc.

Thanks, Angie. Good morning, everyone, and thank you for joining us today. As we expected, our third quarter results reflect the continued normalization of our direct sourcing revenue within our Supply Chain Services segment toward a pre-COVID-19 pandemic level. Our Performance Services segment results were affected by the timing of revenue associated with enterprise analytics license agreements in the quarter as compared with the prior year quarter.

Notably, our adjacent markets and consulting businesses are expected to continue to grow this fiscal year, and we believe our adjacent markets businesses collectively are on track to exceed 25 percent growth on a year-over-year basis. So, aside from a couple of transitory items, our core underlying businesses continue to deliver steady growth, and we are making progress in further positioning our business to achieve our longer-term growth objectives.

Importantly, as we begin to wrap up our fiscal 2022, based on our results for the first nine months of this year and our expectations for the fourth quarter, we are increasing our full year adjusted earnings per share guidance to a range of $2.48 to $2.58.

This morning, I will provide some brief comments on the macro environment as well as highlights on the progress we are making toward achieving our longer-term objectives. Craig will then review our operational and financial results as well as our updated fiscal 2022 guidance in more detail. From a macro perspective, we continue to operate in an environment affected by rising inflation, labor shortages, supply chain disruption and increased raw material costs. While the COVID-19 pandemic appears to be abating in the United States, we are closely monitoring the spread of COVID cases and

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Fiscal 2022 Third Quarter Conference Call Transcript

lockdowns in China. Ports are operating at lower levels of productivity due to a lack of dock workers, and trucking capacity has also been reduced. In an effort to mitigate disruptions, some shippers are switching their cargo to nearby ports. Over the coming weeks, we anticipate further transportation delays resulting from lockdowns and increased COVID testing across China. While we have contracted suppliers that manufacture and export goods from this region, including our own direct-sourcing company, S2S Global, we have been diversifying our business to reduce dependence on China for a number of years.

We are also keeping a close eye on any potential impact from the Russia-Ukraine war, which could further stress an already constrained global supply chain as access to certain critical supplies used in the manufacturing process are sourced from these two countries. We remain in close contact with our supplier base to monitor the overall supply of semiconductors, which are used in many medical supplies, such as IVs, MRI machines, pacemakers and blood pressure monitors, among other items.

We are not currently seeing direct shortages of semiconductors in healthcare, and we are not aware of any direct impacts to patient safety thus far. However, we believe a proactive approach is warranted to avoid supply shortages and the potential for patient harm. Therefore, we will continue to take a leadership position in working closely with our suppliers, the government and industry partners in an effort to stay ahead and informed of any potential disruptions.

In addition to the availability of medical supplies, we continue to focus on proactively addressing drug shortages. In fact, during the pandemic, we have maintained a steady supply of drugs for our members despite demand spikes of 150% and shifts in manufacturing prioritization due to vaccine production.

Moreover, our pharmacy programs have been instrumental in the delisting of 14 drugs from the Food and Drug Administration’s shortage list. We also created opportunities that incentivized nearly 30 generic injectable suppliers to enter the market over the past decade. In addition, we and 11 of our leading member health systems invested in Exela Pharma Sciences to secure and support U.S.-based drug manufacturing and further reduce drugs on the shortage list. Finally, we have led in advancing policy solutions to increase supply chain security, domestic manufacturing and the FDA’s capabilities to address shortages.

As we’ve communicated over the past several years, an over-reliance on any one geography for raw materials, pharmaceuticals and the production of medical supplies is one of the biggest disruption risks to the healthcare supply chain. We will continue to focus on creating a more resilient and geographically diversified supply chain.

Lastly, as we discussed on last quarter’s earnings call, high labor costs are impacting our members. To help address this, we convened an advisory committee of more than 30 of our member health system CEOs and CFOs, who resoundingly cited labor shortages as their greatest challenge. We believe, and this group confirmed, that our consulting services and technology platform are well-positioned to help our members address these labor shortages. From our workflow automation technology that saves time and money, to our consulting services solutions that enable real-time demand and capacity planning, we are delivering critically needed solutions to help mitigate this issue.

I’ll now review some highlights from the quarter and provide some insights into our adjacent markets businesses, with a focus on Remitra, PINC AI Applied Sciences and PINC AI’s technology capabilities, particularly for clinical decision support and prior authorization.

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Fiscal 2022 Third Quarter Conference Call Transcript

First, in Remitra, our digital payments and financial solutions platform, we are on track with the roadmap we shared at our Investor Day last November to expand our capabilities from automating invoicing to automating payments for providers and suppliers. We continue to evolve our entire Supply Chain Services business into an end-to-end, technology-enabled supply chain solution that can help create efficiencies across the entire supply chain process from the sourcing of products and services to settlement of payments. This is critically important now since our members are feeling pressure from labor shortages.

We are seeing growing interest in Remitra from our member healthcare providers and suppliers. We believe our strategy is a key market differentiator and that Remitra remains on track to achieve $50 million to $100 million in annual revenue in the next 3 to 5 years as previously communicated.

Second, in our PINC AI Applied Sciences business, we have a strong pipeline and continue to partner with market-leading life sciences companies to leverage PINC AI’s artificial intelligence, machine learning and natural language processing technology to help close the gap in cancer diagnosis and care.

In partnership with AstraZeneca and through our relationship with Healthix, which is the largest public health information exchange in the U.S., we are collaborating to identify patients with idiopathic pulmonary nodules, or “IPNs,” to bring them back into the health system so that potential underlying conditions, including lung cancer, which is the leading cause of cancer death globally, can be addressed. Early results from this work have yielded approximately 140,000 patients with IPNs that would have otherwise been missed.

With regard to PINC AI, this scalable technology and services platform is the engine behind our innovative solutions designed to meet the many needs of providers, life sciences companies, employers and payers. PINC AI’s Clinical Decision Support has natural language processing and machine learning capabilities that our data science experts are leveraging to automate the prior authorization process.

A labor, workflow and administrative burden for both payers and providers, current prior authorization processes can delay the delivery of care to patients. Our foundational capabilities in advanced imaging are being used by several payers today, and we continue to explore partnership opportunities that we believe will help accelerate our ability to technologically automate every aspect of this process from the time a clinician enters an order, to the moment it is approved by a payer, consolidating the timeline from days to minutes.

In summary, we have positive momentum as we begin to wrap up our fiscal 2022, with some exciting and innovative opportunities to continue to evolve our business. We believe we remain on track to achieve our short and long-term goals as we continue to enhance our capabilities in new ways and advance our strategies to deliver greater value to our members and other customers.

I will now turn the call over to Craig McKasson for a discussion of our operational and financial performance.

Craig S. McKasson

Chief Financial Officer, Chief Administrative Officer & Senior Vice President, Premier, Inc.

Thanks, Mike. As we expected, our Supply Chain Services segment and total net revenue declined from the third quarter of last year as we continue to return to a more normalized pre-COVID-19 pandemic level in our Direct Sourcing products business. While our Performance Services segment performance

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Fiscal 2022 Third Quarter Conference Call Transcript

was affected by the timing of revenue in the quarter, we believe we remain on track to achieve, and for some metrics exceed, our previously communicated fiscal 2022 financial guidance. I’ll provide more detail on our revised fiscal 2022 guidance after reviewing our third quarter financial performance.

For the third quarter of 2022 and as compared with the year ago third quarter:

•	Total net revenue was $347.8 million, a decrease of 26%;

•	Supply Chain Services segment revenue was $250.9 million, a decrease of 32%; and

•	Performance Services segment revenue was $96.9 million, a decrease of 2%.

In our Supply Chain Services segment, net administrative fees revenue increased 1% from the year ago quarter, primarily due to further penetration of member spend, which was partially offset by the impact from a small number of members that did not amend and extend their GPO agreements as part of our August 2020 restructure, as previously communicated. We are pleased that our non-acute business is performing well. Compared with the prior year quarter, this business grew more than 10% and, as we communicated at our 2021 Investor Day, we believe it’s on track with our expectations to grow faster than the acute business over the next few years. Within our GPO portfolio, certain categories continued to generate strong year-over-year growth. These categories include our food program, which continues to return to pre-pandemic levels, and workforce staffing, where we continue to see high demand due to the ongoing labor challenges in the market. Within the diagnostics category, we saw less demand for COVID-19 testing supplies compared with the year-ago third quarter. Notably, we continue to manage price increases for supplies for our healthcare providers, and inflation did not have a material impact on our performance during the quarter.

Products revenue declined 57% from the prior-year quarter and was primarily the result of the normalization of demand and pricing of personal protective equipment, or PPE, and other supplies as a result of the state of the COVID-19 pandemic relative to the prior year quarter. This decrease was partially offset by ongoing demand for commodity products as we continue to expand our product portfolio and drive increased member adoption.

In our Performance Services segment, revenue declined in the third quarter as compared with the third quarter of fiscal 2021, primarily due to the timing of enterprise analytics license revenue in the current year compared with prior year. This is similar to what we experienced in the first quarter of this fiscal year and is consistent with our general expectation that we may experience periodic variability across quarters in our Performance Services segment given that revenue recognition on enterprise license agreements typically results in a significant percentage of the total contract value being recognized in the quarter in which the agreement is signed and the technology is delivered. Notably, both our consulting services and our adjacent markets businesses continued to grow in the third quarter compared with the same period last year.

In our consulting services business, our recent focus on strengthening our capabilities and enhancing our sales efforts are producing results. We have significantly enhanced our talent and capabilities in this business, and we now deliver a clinically focused, technology-enabled business model that delivers larger scale, more integrated solutions to help drive performance improvement for our customers.

Mike discussed a few of our adjacent markets businesses in his remarks, and I would like to highlight Contigo Health, which is our direct-to-employer adjacent markets business. We’re very pleased with Contigo Health’s performance year to date as, consistent with our expectations, it continues to ramp nicely, gaining further traction in its third-party health plan administration services. In addition, as the pandemic abates and travel resumes, our employer customers are increasingly accessing Contigo

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Fiscal 2022 Third Quarter Conference Call Transcript

Health’s centers of excellence services for their associates. As Mike said earlier in his remarks, we believe our adjacent markets businesses are on track to exceed our expectation of 25% year-over-year growth in fiscal 2022.

With respect to profitability, GAAP net income was $39.1 million for the quarter. Adjusted EBITDA of $112.2 million in the third quarter decreased 7% from the same quarter a year ago as a result of the following: Supply Chain Services adjusted EBITDA of $118 million was relatively flat quarter-over-quarter, primarily due to a slight increase in net administrative fees revenue that was partially offset by increased freight costs in our direct sourcing business; and Performance Services segment adjusted EBITDA of $26.6 million decreased from the prior year quarter, primarily due to two factors:

•	First, the aforementioned decrease in revenue; and

•

Second, higher selling, general and administrative expense mainly related to a decrease in capitalized labor, primarily as a result of initiatives to offshore certain software development efforts as well as additional headcount to support growth in our Contigo Health and Remitra adjacent markets businesses.

Compared with the year ago quarter, adjusted net income decreased 13% to $68.1 million, and adjusted earnings per share decreased 11% to 57 cents due to adjusted EBITDA performance and the increase in our effective tax rate in the third quarter of this year compared with the prior year quarter.

From a liquidity and balance sheet perspective, cash flows from operations for the nine months ended March 31, 2022, was $334.8 million, compared with $192.4 million for the prior year. The increase was mainly due to a decrease in cash outlays in the current year period resulting from the prior year build-up in inventory to meet demand for PPE and other supplies associated with the COVID-19 pandemic. This was partially offset by a decrease in cash received as a result of lower normalized revenue in our direct sourcing business, the impact of higher administrative fee-share payments to members in the current year compared with the prior year, and an increase in cash outflows for payments related to operational investments to support growth in our adjacent markets businesses.

Free cash flow for the nine months ended March 31, 2022, was $201.9 million, or approximately 54% of adjusted EBITDA compared with $71 million for the same period a year ago. The increase was primarily due to the same factors that affected cash flows from operations, lower purchases of property and equipment and changes resulting from our August 2020 restructure. For fiscal 2022, we now expect free cash flow to approximate 45-to-55 percent of adjusted EBITDA.

Cash and cash equivalents totaled $179.5 million at March 31, 2022, compared with $129.1 million at June 30, 2021. We ended the quarter with an outstanding balance of $250 million on our five-year, $1.0 billion revolving credit facility, $75 million of which we subsequently repaid in April.

With regard to capital deployment, we continue to focus on taking a balanced approach by investing in organic growth and targeting acquisitions to strengthen, enhance or complement our existing capabilities and differentiate our offerings in the marketplace. We also continue to return capital to our stockholders. During the nine months ended March 31, 2022, we repurchased approximately 6.4 million shares of our common stock for a total of $250 million, thereby completing our fiscal 2022 stock repurchase program.

We also paid dividends to stockholders totaling $72.9 million. Recently, our Board of Directors declared a dividend of 20 cents per share payable on June 15, 2022, to stockholders of record as of June 1st.

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Fiscal 2022 Third Quarter Conference Call Transcript

Turning to our full-year fiscal 2022 guidance. Based on our performance for the nine months year to date and outlook for the remainder of this year, we are raising guidance for the following metrics:

•

For Supply Chain Services segment revenue, we are increasing our guidance to a range of $1.02 billion to $1.03 billion. This increase primarily reflects higher products revenue than we previously expected. Therefore, we are increasing our total net revenue guidance to a range of $1.41 billion to $1.45 billion.

•	With respect to adjusted EBITDA, we are raising the low end of, and tightening, our guidance range to $490 million to $500 million.

•	And, we are increasing our adjusted earnings per share guidance to a range of $2.48 to $2.58.

In summary, as we begin to wrap up this fiscal year, we continue to execute our strategy, generate strong free cash flow and maintain a flexible balance sheet. As we look beyond fiscal 2022, and adjusted for the impact of the COVID-19 pandemic, we remain committed to, and believe we are on track for, achieving our targeted multi-year, compound annual growth rates of mid-to-high single digits for total net revenue, adjusted EBITDA and adjusted earnings per share.

Thank you for your time this morning. We’ll now open the call up for questions.

QUESTIONS AND ANSWERS

Operator

[Operator Instructions] And the first question comes from Eric Percher with Nephron Research.

Eric R. Percher

Analyst, Nephron Research LLC

I appreciate you mentioning the long-term guidance at the end. And I know you mentioned you’re getting fairly far into fiscal year ‘22. Craig, could you speak to kind of the known headwinds and tailwinds? And my thought here is really a couple of items, including the product normalization, the admin fees weighing on first half of next year or second half of this year. And then maybe some of the timing fluctuations, how much of those factors will continue on?

Craig S. McKasson

Chief Financial Officer, Chief Administrative Officer & Senior Vice President, Premier, Inc.

Sure, Eric. This is Craig. Thanks for the question. I’ll start and move down from a GPO standpoint. We’ve talked about the fact that the contract reset for the most part is behind us now, and that really we are in the back half of this year at a baseline to grow from again. So we’ll see that as we move into fiscal 2023 and when we establish guidance on our next quarterly earnings call.

From a direct sourcing perspective, we’ve continued to normalize down. We do believe, for the most part, we should be back to kind of pre-pandemic levels by the end of this fiscal year and then growing on a normalized basis off of that base on a go-forward basis. And then Performance Services will have the periodic variability that we’ve talked about. But we haven’t really seen as much of an impact directly tied to the pandemic. The only sort of potential headwind or thing we have to keep an eye on is the impact of labor shortages. And while in the long run, we believe that will create more need for our

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Fiscal 2022 Third Quarter Conference Call Transcript

services to help them automate and technology enable some of their processes to eliminate the costly manual components, the ability to take things on when they have labor challenges is something that we’ll have to continue to evaluate.

Operator

And our next question comes from A.J. Rice with Credit Suisse.

Albert J. William Rice

Analyst, Credit Suisse Securities (USA) LLC

I apologize if there’s background noise. One of the things that was mentioned last quarter was you were seeing some deferrals with the surge as we saw late in the year. Obviously, we had a surge in January that continued. And you might see that as a potential source of upside as some of that volume comes back later in the year, but you were still sort of monitoring it. Do you have any sense of an update? Do you think there’s deferred activity that may provide some short-term boost to the next few quarters for you?

Craig S. McKasson

Chief Financial Officer, Chief Administrative Officer & Senior Vice President, Premier, Inc.

This is Craig. I’ll be happy to take that. Mike, you can add some color if you’d like. So clearly, the impact of the pandemic and labor is affecting utilization, although we do continue to see utilization returning, for the most part, to normalized levels. Depending on regional areas, there can be some pent-up demand that’s coming back. But overall, I would say that we’re getting back to sort of historical levels. It does ebb and flow a little bit across various months. But what I would say for the most part is that as we’ve talked with our health care executives, they’re continuing to try and get all of the acute episodes, surgeries, things of that nature scheduled and taking place. If there are deferrals due to some of the challenges that are out there, it would be in the lesser acute procedures, things that can continue to be pushed out. I wouldn’t expect a big ramp-up of pent-up demand. But I think over time, you’ll continue to see that coming through broader health care utilization.

Michael J. Alkire

President, Chief Executive Officer & Director, Premier, Inc.

And this is Mike. So over the last number of weeks or a couple of months, Craig and I have been obviously meeting with our Board and meeting with our Board Advisory Committee and having one-on-one conversations with the members. I’ll tell you that our health systems are looking forward to the potential return of some of the procedures that may have not happened over the last number of months because of COVID. The balance to that really is labor. So I think that to the degree that our health systems don’t have the staff to do a lot of those procedures and those kinds of things, that’s going to be sort of the headwind in terms of the growth and would potentially sort of mute that growth going forward. But it’s really early and there’s a lot of dynamics at play here, and we’ll have a better understanding over the next number of weeks.

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Fiscal 2022 Third Quarter Conference Call Transcript

Albert J. William Rice

Analyst, Credit Suisse Securities (USA) LLC

Okay. Great. Maybe just one other one. Obviously, diversifying the supply chain has been a topic of discussion for a little while now, moving to some domestic sourcing in certain areas, near-shore sourcing. I guess the thing that’s hard to understand is how much has actually changed versus where your key sourcing was pre-pandemic as it stands today? And where do you hope to take it looking a couple of years out?

Michael J. Alkire

President, Chief Executive Officer & Director, Premier, Inc.

Yes. Great question. So I’ll tell you, prior to the pandemic and even in the pandemic, we have been diversifying our sourcing out of China — just because there was such an overdependence on the one country — and into other Southeast Asian countries. We literally just broke ground on some PPE manufacturing in a Southeast Asian country recently. We’re really, really excited about that. We think it will provide a really nice bolus of supplies at, obviously, reasonable costs. So we want to continue to create that resiliency on a regional level and we’ll continue to do that.

As far as domestic goes, obviously, we’ve made the investments in our face masks with Prestige Ameritech, isolation gowns with DeRoyal, the investments that we’ve made in Exela for generic drugs and the partnerships for gloves that we have with Honeywell. I’ll tell you, I think for the foreseeable future, we want to build those capabilities out. We will be looking for additional capabilities that we see as opportunities to diversify into our domestic market to produce those products. As I have spoken about in the past, it’s really going to be with an eye towards products and pharmaceuticals that are highly automated, where the labor cost isn’t as profound an impact on the manufacturing of the product. So strategically, the way we like to describe it is that we want a balanced supply chain. Depending on the category, we’d like to try as much as possible to do 1/3, 1/3, 1/3. So 1/3 in low labor cost countries, 1/3 in nearshore and 1/3 domestically. And we think with that, we’ll create the right level of resiliency as well as the best prices for our members.

Operator

And the next question comes from Richard Close with Canaccord Genuity.

Richard Collamer Close

Analyst, Canaccord Genuity Corp.

Yes. Mike or Craig, can you go over the labor pressures a little bit? Obviously, that’s a major issue right now. And I’m just curious if you could go into a little bit more detail with respect to what you’re doing to help clients on the labor issues? And then you just mentioned that it could factor into growth for some of your customers. But how would you gauge labor issues as a potential risk to growing your business as we think about fiscal ‘23?

Michael J. Alkire

President, Chief Executive Officer & Director, Premier, Inc.

Thanks, Richard, and I’ll hit this. Craig, please add any color. So just from a — if we just step back a little bit and look at the broader issue from a labor standpoint. I think COVID, as we’ve been talking about, resulted in a significant burnout among many of our clinicians in our health care systems. What that really led to was that we had a number of clinicians either retiring early, or in some cases, clinicians that were working full time who are now doing either travel work and maybe working just a couple of days a week, which obviously exacerbates the shortage.

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Fiscal 2022 Third Quarter Conference Call Transcript

Richard, to put it into perspective, for every one clinician that’s hired, there’s approximately 2.6 job openings. And so we know that we’ve got a huge gap to fill. Also, we know that the wages for traveling staff had almost tripled. Now that has come down a little bit. I would still tell you it’s more than doubled. But we were seeing the tripling of hourly rates for traveling clinicians.

So those are significant issues that are impacting the margins of the health care systems. And so we’re obviously trying to create a number of capabilities to help them really manage their staff or work with their staff to manage their work more effectively. In the short term, it’s really about how can we help them close gaps and get access to the labor and those kinds of things. In the short and middle term, I’ll tell you, it’s really about leveraging our technology. And you asked this very, very specifically, we think we’ve designed some of our technology with the intent to drive incredible efficiencies around labor. So if you think about our products that do the technology enablement of prior authorization, oftentimes you have clinical staff that are looking at the notes and they’re looking at the charts, and they’re determining what can either be preapproved or authorized for a procedure. We have technologically automated that. And at least in our early cases, we’re seeing incredible accuracy to our ability to automate. We think that’s going to be a huge opportunity for us to work with our health care systems to redeploy staff into more clinical line opportunity. So that’s number one.

Number two, we’ve been launching and rolling out our HCC coding capability as well, which is all using machine learning, looking at the unstructured data. Again, another area where you have people doing chart reviews and those kinds of things. We believe that our technology is going to be able to really offset the need for a lot of labor to do a lot of that work.

And then finally, and I spoke a little bit about this in my opening comments, but Remitra, our e-invoicing and the payables platform, it’s really interesting. If there’s an invoice that has an error, and it doesn’t matter if that error is $500 or $50,000, it takes the same amount of time to do the work to track down why there’s an error and how to fix that error. And so we believe by totally automating that whole process that we’re going to bring a lot of efficiencies to our health care systems and allow that labor to also be redeployed. So that’s kind of how we’re thinking about it.

The last thing is, and obviously, you’re well aware of this, Richard, we have an advisory services business that’s been out working with our health care systems and building out plans and performance improvement engagements to really help them optimize the labor to ensure that, that labor is being utilized most efficiently. So those are the areas we’re focused on. Craig, I’m not sure if you have any additional color.

Craig S. McKasson

Chief Financial Officer, Chief Administrative Officer & Senior Vice President, Premier, Inc.

Yes. The only color I would add, Mike, thanks, is on the supply chain side of our business. Mike really focused on the Performance Services side. But on the supply chain side, in the GPOs, we have temporary staffing contracts that we work with providers in the marketplace to make sure that when members need access to staff, they can get it. So that’s continued to be an element of growth, as I mentioned in my comments.

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Fiscal 2022 Third Quarter Conference Call Transcript

And then we also have supply chain co-management capabilities, where we actually augment staff in the supply chain in our health systems. And that is an area that we’re focused on and are seeing growth as some of our health care providers need some assistance given what’s happening in the marketplace.

Richard Collamer Close

Analyst, Canaccord Genuity Corp.

Okay. If I could ask a follow-up. On the enterprise timing, Craig, is there any way that you guys can transition to a SaaS model at all from the license with that? I know you do offer SaaS models. But I was just curious if there’s any way you could do that and take sort of that lumpiness out of the equation?

Craig S. McKasson

Chief Financial Officer, Chief Administrative Officer & Senior Vice President, Premier, Inc.

Yes. It’s a good question, Richard. What I’ll tell you is the vast majority of our Performance Services technology revenue continues to be SaaS-based. It really gets to the structuring of the contract with the health care provider and how they want to host and/or hold that technology. In some cases, they actually want it to be on more of a licensed basis so they can capitalize their acquisition costs versus having ongoing expense. So we evaluate when we’re going through the sales process in the most effective way, and we really do try to meet the customer where they are. But we’ll continue to think about ways to enable, and clearly, we prefer to have, more seamless consistency. But at times, it’s just difficult to have things close exactly on the time line that you would like.

Operator

And the next question comes from Steven Valiquette with Barclays.

Steven James Valiquette

Analyst, Barclays Bank PLC

All right. Great. So a couple of things here. First, your comments on the pharmaceutical supply channel were helpful. And I guess I just have two interrelated questions around that. First, just to the extent that there are some elevated levels of supply shortages for injectable drugs used in the hospital setting, I’m curious, is it more on the branded side or the generic side?

And then secondarily, are you seeing any notable signs of generic drug price inflation, either due to those supply shortages or perhaps maybe just due to higher generic manufacturing costs, if you’re getting any feedback from manufacturers on that variable?

Michael J. Alkire

President, Chief Executive Officer & Director, Premier, Inc.

Yes. Thanks, Steven. So real quick, on the national drug shortage, you know this is something we’ve been incredibly passionate about for a number of years. And so primarily, what we focus on Steven is obviously across the entire product portfolio. But where we have an acute focus is really on the generic drugs that are chronically in short supply. That’s the market that when a product goes generic, there’s huge savings. But we always have to balance and ensure that we have healthy supply markets because we know that if there’s suppliers that are eliminated, then you potentially have that imbalance and then you have a generic drug that obviously goes up in price.

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Fiscal 2022 Third Quarter Conference Call Transcript

And so the net of all of it is, we’ve got sort of a 3-pronged approach, if you will, to really work through those drug shortages. So one, we have our ProvideGx program, which really the focus there was to create partnerships and deploy capital, working with generic drug manufacturers to expand production or to expand the number of pharmaceutical companies getting into the market. And so that’s something that we want to continue to double down on. We believe that will create healthier markets, which is really, really critical for us to help our health systems manage their generic drug supply.

Secondly, our investment in Exela and what we’re attempting to do with our health systems. They’re a great platform, very strong capability to produce products. We want to expand those products to hit more of the generic drugs that are in short supply or to manufacture more of those drugs. And then we want to vertically integrate those processes as well and make sure that we have the ability where it makes sense to actually produce the APIs or the active pharmaceutical ingredients as well because we do think that’s part and parcel to the whole solution.

And then finally, we want to continue to drive standardization of buying on behalf of our members because that gives us the most amount of flexibility in terms of how to deploy that standard buying to the organizations that we want to continue to work with and support or to help build up new ones. It just gives us a lot more flexibility to keep healthier supply markets. So that’s going to be the continued focus.

As far as inflation, it’s one of those things that we continue to manage and we’ve been keeping in check. But again, we’ll just keep building our resiliency strategies and keep building out our capabilities to, as much as possible, keep that inflation abated.

Steven James Valiquette

Analyst, Barclays Bank PLC

The only quick follow-up is, has there been any inflection in pricing trends maybe over the past couple of months? Or have either staff shortages accelerated or has generic price deflation maybe swung back towards inflation? If there’s none, that’s fine, too. It just helps to hear that kind of one way or the other.

Michael J. Alkire

President, Chief Executive Officer & Director, Premier, Inc.

Yes. No, I appreciate it. We saw some, obviously, some pretty significant utilization of drugs that were needed for folks to be intubated. And so obviously, there was a huge increase in a lot of those product lines during COVID. But I would tell you that the way I would describe it is fairly normal with the exception of the drugs needed to treat COVID patients. And so far, we’ve been able to manage through that.

Operator

And the next question comes from Michael Cherny with Bank of America Merrill Lynch.

Michael Aaron Cherny

Analyst, BofA Securities

I want to go back to a question I think Richard asked relative to the dynamics of your Performance Services business broadly. Obviously, you’re building a number of interesting strategic platforms that

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Fiscal 2022 Third Quarter Conference Call Transcript

are garnering various degrees of share — mind share already. As you think about what’s built into the views of your long-term trajectory, how do you think about that conversion of in-year, in-period sales relative to revenue growth? And how much of it will evolve over time based on some of the Remitra, Contigo, et cetera, some of the other platforms that are being built out versus what you’ve traditionally sold to market?

Michael J. Alkire

President, Chief Executive Officer & Director, Premier, Inc.

Yes. So this is Mike. I’ll start. Craig, please add any color. But it’s a balance, right? Our focus really is to leverage our SaaS-based technology and our enterprise license deals to help our health care systems drive performance improvement. And so we’re continuing to do that. We have a strong pipeline. And obviously, everything I’ve been talking about in terms of focusing on labor. One area I did not focus on is clinical standardization. I’ll tell you, our health care systems are very much focused on standardizing the way care is being provided. They’re looking for new ways to generate revenue and those kinds of things through new models and oftentimes looking at ways to partner with payers or become payers in the market. So we want to make sure that we’re building out all those capabilities, which is absolutely core to who we are in terms of meeting their needs from a performance improvement standpoint.

And then along the way, we have to leverage that profit, the revenues from those businesses to grow those other businesses. Because we know long term, the technology enablement of these processes, and we know the technology from the processes around prior authorization and HCC scoring and those kinds of things. We know that will be the most efficient way to actually perform those functions. And then obviously, we see a huge opportunity. And what’s happening, as Craig described in his opening comments on Contigo, supporting our members as they’re thinking about moving into new care delivery models. And then finally, as I spoke a little bit about in life sciences, we think we have some really, really unique capabilities not only doing real-world evidence in terms of helping our health care systems I’m sorry, in terms of supporting life sciences organizations and our health care systems. But we also think the opportunity to identify patients using our advanced technology, our machine learning and our natural language processing at the point of care is going to be something that’s going to be, we think, really differentiating for our life sciences segments or subsegments. So we’re really excited about all of it. But to me, it’s all about balance.

Craig S. McKasson

Chief Financial Officer, Chief Administrative Officer & Senior Vice President, Premier, Inc.

Yes. And the only color I would add, Mike, is that balance and we talked about this at our Investor Day last November. But it really is the balance Mike is talking about of the core provider business in Performance Services growing at sort of a mid-single-digit kind of growth rate. But then leveraging those capabilities to drive the much higher 30% to 40% growth in those adjacent markets that Mike talked about, clinical decision support of life sciences working with payers and then employers through Contigo.

Michael Aaron Cherny

Analyst, BofA Securities

Got it. And then if I could just do a follow-up on the GPO business. Especially now as you’re almost two years past the announcement of the change in operating structure, how should we think about the ongoing period of renewals, of retention? Is there a different cadence that we should expect versus

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Fiscal 2022 Third Quarter Conference Call Transcript

where you’ve been previously when your various different previous member owners and large customers’ contracts will come up? And along those lines, will we get to a point where we essentially have all of those member owners that reset after the change all renewing at the same time?

Michael J. Alkire

President, Chief Executive Officer & Director, Premier, Inc.

Yes. So Craig, I’ll — Go ahead, Craig.

Craig S. McKasson

Chief Financial Officer, Chief Administrative Officer & Senior Vice President, Premier, Inc.

I was just going to — sorry, Mike, you can jump in. So all of the historical member owners are now — their contracts have been renewed. As we talked about at the time of the restructuring, those were 5-, 6-, 7-year agreements. So the majority of all of our business is contracted and will come up for renewal in our fiscal — the beginning of our fiscal 2026. So we have a number of years under contract remaining. Over time, we’ll continue to look at creating more of a waterfall. We did a little bit of that through the restructuring. And then we, as you would expect, have other customers that are across both our acute and non-acute portfolio that renew at regular times throughout various contract periods.

Operator

And the next question comes from Jessica Tassan with Piper Sandler.

Jessica Elizabeth Tassan

Analyst, Piper Sandler & Co.

So just interested to know if you could help us understand how many of your GPO members are currently using Remitra or maybe just what percent? And then just how does that solution build? And when these are enterprise contracts — or enterprise licenses, kind of how long do the contracts tend to be for?

Michael J. Alkire

President, Chief Executive Officer & Director, Premier, Inc.

And by the way, Jessica, congratulations. So I’ll hit Remitra first. So one of the reasons that we were so interested in the underlying platform of IDS is it was already embedded in a number of our very, very large health care systems. And so I think the important way that we look at that is, if you look at our most significant health systems, I’ll tell you, a high percentage of them are – and had been using — that technology now. We obviously have been adding functionality to that program and that platform, and so we’re in the process of building out more capabilities to do that. So one of the key reasons why we actually acquired IDS is because of the penetration that they already had in our health systems. So obviously, we’re really excited about where that goes. And our comfort — it gives us comfort, obviously, with our interest to continue to expand that platform. And you know our goal there is to build out that network of health care systems and network of suppliers to more easily transact using advanced technologies, and more easily transact doing invoicing and payments. So we’re really, again, excited about that. And Jessica, I forgot the last question. Craig, if you remember, you can answer it.

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Fiscal 2022 Third Quarter Conference Call Transcript

Craig S. McKasson

Chief Financial Officer, Chief Administrative Officer & Senior Vice President, Premier, Inc.

Yes. The second question was the kind of time — the length of our enterprise analytics license agreements in Performance Services, and generally, those are 5-year contracts.

Jessica Elizabeth Tassan

Analyst, Piper Sandler & Co.

Got it. That’s helpful. And then just maybe a follow-up. I think CMS invited comment on how to incentivize hospitals to purchase domestically manufactured N95 masks starting in 2023. So just — do you have any views on the potential payment adjustment starting next year? And could that potentially be a meaningful tailwind to reaccelerate the direct sourcing business?

Michael J. Alkire

President, Chief Executive Officer & Director, Premier, Inc.

Yes. Obviously, we’re well aware of that. We have been in conversations with that. Right now, I think it’s too early to tell whether or not we think there’s going to be a significant tailwind or not.

Operator

And the next question comes from Jack Wallace with Guggenheim.

Jack Dawson Wallace

Analyst, Guggenheim Securities, LLC

Really a good job, particularly on the supply chain side of the business this quarter, managing through some of the roll-off as well as the kind of the global disruption going on. A question for you on the guidance for the year. There’s still a pretty wide range, $20 million. It looks like the dynamics have been pretty stable throughout the year. Can you just give us a little color on some of the puts and takes that go into the fourth quarter and guidance? And what could cause us to end up with the higher end of the ranges?

Craig S. McKasson

Chief Financial Officer, Chief Administrative Officer & Senior Vice President, Premier, Inc.

Yes. Thanks for the question, Jack. This is Craig. I think as you’ve seen throughout the year, the thing that’s a little difficult to precisely predict is this normalization that’s been happening on the direct sourcing side of the business and then the utilization impacts due to either labor challenges or kind of what’s been happening from an overall resumption of services and hospitals as we talked about earlier.

And so we’re confident in the updated guidance that we provided. To the extent that we see some of that demand come through in the fourth quarter, that could help us both in direct sourcing and the GPO side to push us to the upper end of that range. If there was for any reason, one of the things we’re kind of keeping an eye on, while at this point, it’s not affecting hospitalizations too much, but with the country sort of broadly moving away from mask mandates, people flying without masks, all those things, we’re sort of just keeping an eye on that. And so to the extent that there was any sort of any surge that would affect utilization across health care providers, that’s what can kind of cause us to be at the lower end. So we’re trying to be prudent in terms of the confidence of the business continuing to perform in a stable way that it is. But that’s the sort of the puts and takes that can cause supply chain to vary as we close out fiscal 2022.

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Fiscal 2022 Third Quarter Conference Call Transcript

Operator

And the next question comes from Stephanie Davis of SVB Securities.

Stephanie July Davis

Analyst, SVB Leerink LLC

I just had a quick question on the hospital demand environment given the macro backdrop. How should we think about the shifting appetite for large contracts just given what’s going on with utilization, labor and the broader macro? Are you seeing any areas of incremental demand versus areas that you prioritize?

Michael J. Alkire

President, Chief Executive Officer & Director, Premier, Inc.

Stephanie, this is Mike. So it’s a great question. I will tell you, I think that health systems right now, obviously, are really struggling with the labor cost and thereby their margins. And I think us being able to have a quiver, if you will, of products and services that we can take in there to help them be more efficient, I think they really — even with all the pressure happening from a labor standpoint and those kind of things, I think they’re very open, obviously, to engaging with us and having that dialogue around what are those things they need to be potentially doing differently. And again, I’ve been spending a lot of time talking about how to ensure that we’re as efficiently as possible utilizing clinicians and standardizing care and those kinds of things. I will also say, I think health systems are looking for ways to balance and create more variable costs as opposed to fixed cost. And so there’s just a lot of that kind of opportunity that we’re discussing with them given that there is this sort of new normal that everybody is dealing with, with these labor issues.

Stephanie July Davis

Analyst, SVB Leerink LLC

And as a follow-up to that, if this backdrop continues of labor and supply chain disruption and whatnot, would you think of the next year as seeing greater demand for your supply chain business or your Performance Services business?

Michael J. Alkire

President, Chief Executive Officer & Director, Premier, Inc.

That’s our hope. Craig hit the nail on the head in terms of where we think there’s the opportunity to do co-management with our health systems. And so as the pressure increases and as there’s issues associated with potentially getting access to labor, we believe we could potentially step in there and provide some services. I will tell you, it is also the reason that we did our partnership with GAVS and created a joint venture called LONG 80, which is really, from a technology side, helping what we believe is going to get — helping our health care systems get access to health care technology labor more easily than if we didn’t have that partnership. So we’re also looking forward to deploying that capability over the next couple of years as well.

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Fiscal 2022 Third Quarter Conference Call Transcript

Operator

Thank you. And that concludes both the question-and-answer session as well as the call itself. Thank you so much for attending today’s presentation. You may now disconnect your lines.